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EXHIBIT 21.1

Subsidiaries of Carrollton Bancorp

   Carrollton Bancorp

  Carrollton Bank

  Carrollton Financial Services, Inc.

  Carrollton Community Development Corp.

  Carrollton Mortgage Services, Inc.

   Subsidiaries are indicated by indentation. All subsidiaries are 100% owned, except for Carrollton Community Development Corp. which is 96.4% owned.

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EXHIBIT 21.1